UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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US FOODS HOLDING CORP.
(Name of Registrant as Specified in Its Charter)

SACHEM HEAD LP

SACHEM HEAD MASTER LP

SH SAGAMORE MASTER VIII LTD.

SH STONY CREEK MASTER LTD.

SACHEM HEAD CAPITAL MANAGEMENT LP

UNCAS GP LLC

SACHEM HEAD GP LLC

SCOTT D. FERGUSON

MEREDITH ADLER

JAMES J. BARBER, JR.

JERI B. FINARD

JOHN J. HARRIS

BERNARDO V. HEES

DAVID A. TOY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sachem Head Capital Management LP, together with the other participants named herein (collectively, “Sachem Head”), intends to file a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of US Foods Holding Corp., a Delaware corporation.

On February 22, 2022, Sachem Head issued the following press release:

Sachem Head Comments on US Foods’ Recent Earnings Results and Guidance Update

Company’s 2022 Targets Would Still Trail its Closest Peer and US Foods’ New Long-Term Guidance Does Not Reflect its Full Potential

Disappointed By Company’s Misleading Personal Attacks and Does Not Believe Stockholders Will Be Distracted from the Real Issue of How to Remedy Underperformance

NEW YORK-- Sachem Head Capital Management LP (“Sachem Head”), a beneficial owner of approximately 8.7% of the outstanding common stock of US Foods Holding Corp. (NYSE: USFD) (“US Foods” or the “Company”), today issued the following statement commenting on the Company’s recent earnings announcement and communications with stockholders:

•	US Foods’ new 2022 guidance would still be a disappointing result relative to the Company’s closest peer. The midpoint of the Company’s 2022 adjusted EBITDA guidance is $1.25 billion, which implies a decrease of approximately 14% relative to the Company’s pro forma adjusted EBITDA of $1.45 billion for 2019. Consensus estimates[1] expect Sysco Corporation (NYSE: SYY) to grow adjusted EBITDA in calendar year 2022 versus calendar year 2019, suggesting that the Company will underperform its closest peer on a relative basis in 2022.
•	Long-term guidance still falls significantly short of the Company’s full potential. The Company’s adjusted EBITDA forecast for 2024 of $1.7 billion implies a compound annual growth rate of approximately 3% versus its pro forma 2019 results, with a normalized historical growth rate of approximately 6-7% thereafter. We believe the Company’s plan does not reflect US Foods’ full potential and certainly does not reflect the significant change that we believe is necessary for the Company to achieve that potential.
•	The margin gap vs. Sysco remains relevant and within the Company’s control. The first question asked in the Company’s Q&A session is the first question on our minds as well: how is the Company going to address its margin gap with Sysco? In the past, management has been relatively open about the approximately 200 basis point margin gap to Sysco’s domestic business[2] and has suggested that approximately 75% of that gap is addressable (in other words, is not the result of structural differences). On the recent earnings call, however, management departed from its previous frankness and indicated that it would not speculate on things “that are outside of [the Company’s] control.” We disagree strongly with this suggestion that Sysco’s performance is not an excellent way to assess the Company’s performance, particularly when the businesses are as similar as US Foods and Sysco’s domestic business.

1 Source: Bloomberg, Visible Alpha.

2 Sysco US Foodservice Operations, SYGMA and Other divisions with a corporate overhead allocation based on percent of revenue.

The Company’s refusal to respond to this question suggests that the current management team has given up on ever closing the margin gap to Sysco’s domestic business and would prefer it if the topic simply went away. We believe that with the proper oversight from a Board of Directors with the right expertise, the Company can succeed in closing a significant portion of the addressable margin gap, leading to a clear path to achieving $4.00 in earnings per share in the coming years.

•	We believe stockholders will see through attempts to distract them with misleading personal attacks. The circumstances underlying the Company’s personal attacks on Bernardo Hees were already in the public record and were known to Sachem Head prior to our nomination. We have done extensive due diligence on Bernardo regarding his background and accomplishments, as we have done for all seven of our nominees. We have found him to be an individual of the utmost integrity who has won the respect of his colleagues throughout his career, both as a highly accomplished public company executive and as a current director for multiple US-listed public companies, including Avis Budget Group, Inc. (NASDAQ: CAR) and Bunge Limited (NYSE: BG). We welcome the opportunity to discuss Bernardo’s track record with our fellow stockholders, and we are happy to provide additional information regarding the Company’s misleading personal attacks in the appropriate forum.

We are disappointed that the Board of Directors has been advised to resort to these personal attacks and other distractions in an attempt to limit the debate on the issue that really matters to stockholders: the Company’s operational performance. As a matter of principle, and as we previously mentioned to the Company, we do not intend to publicly impugn the personal integrity of the current Board of Directors or management team during this campaign, and we would encourage the Board and its advisors to do likewise.

We appreciate the engagement with our fellow stockholders and look forward to constructive debate on these important matters, with the goal of driving the best long-term outcome for all of the Company’s stakeholders. We plan to share more details on our goals for the Company in the near future.

About Sachem Head Capital Management

Sachem Head is an investment manager founded in 2012 by Scott D. Ferguson. The firm employs a concentrated, value-oriented investment strategy and is primarily focused on equity investments in North America and Europe.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Sachem Head’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Sachem Head that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein have been sourced from third parties. Sachem Head does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sachem Head Capital Management LP, together with the other participants named herein (collectively, “Sachem Head”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of US Foods Holding Corp., a Delaware corporation (the “Company”).

SACHEM HEAD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED.

The participants in the proxy solicitation are Sachem Head LP, Sachem Head Master LP (“SHM”), SH Sagamore Master VIII Ltd. (“Sagamore Master VIII”), SH Stony Creek Master Ltd. (“Stony Creek Master”), Sachem Head Capital Management LP (“Sachem Head Capital”), Uncas GP LLC (“SH Management”), Sachem Head GP LLC (“Sachem Head GP”), Scott D. Ferguson, Meredith Adler, James J. Barber, Jr., Jeri B. Finard, John J. Harris, Bernardo V. Hees and David A. Toy.

As of the date hereof, Sachem Head LP beneficially owns directly 5,527,127 shares of Common Stock, par value $0.01 per shares, of the Company (the “Common Stock”). As of the date hereof, SHM beneficially owns directly 3,581,528 shares of Common Stock. As of the date hereof, Sagamore Master VIII beneficially owns directly 9,208,222 shares of Common Stock. As of the date hereof, Stony Creek Master beneficially owns 1,117,930 shares of Common Stock. Sachem Head Capital, as the investment advisor to Sachem Head LP, SHM, Sagamore Master VIII and Stony Creek Master, may be deemed to beneficially own the aggregate of 19,434,852 shares of Common Stock owned directly by Sachem Head LP, SHM, Sagamore Master VIII and Stony Creek Master. SH Management, as the general partner of Sachem Head Capital, may be deemed to beneficially own the aggregate of 19,434,852 shares of Common Stock owned directly by Sachem Head LP, SHM, Sagamore Master VIII and Stony Creek Master. Sachem Head GP, as the general partner of Sachem Head LP and SHM, may be deemed to beneficially own the aggregate of 9,108,700 shares of Common Stock owned directly by Sachem Head LP and SHM. Mr. Ferguson, as the managing partner of Sachem Head Capital and the managing member of SH Management and Sachem Head GP, may be deemed to beneficially own the aggregate of 19,434,852 shares of Common Stock owned directly by Sachem Head LP, SHM, Sagamore Master VIII and Stony Creek Master. As of the date hereof, none of Mses. Adler or Finard or Messrs. Barber, Harris, Hees or Toy owns any shares of Common Stock.

Contacts

Investors:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

(212) 750-5833

Media:

Longacre Square Partners

Dan Zacchei / Joe Germani

DZacchei@longacresquare.com / JGermani@longacresquare.com